MUTUAL SEPARATION AGREEMENT

This Mutual Separation Agreement is made as of March 28, 2006, between GVI Security Solutions, Inc., a Delaware corporation (“GVI”) and Nazzareno Paciotti (“Paciotti”).

RECITALS

WHEREAS, Paciotti and GVI are parties to an Executive Employment Agreement, dated as of January 24, 2005 (the “Employment Agreement;” capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement), whereby Executive was employed as Chief Executive Officer and Chief Financial Officer of the Company; and

WHEREAS, Paciotti and GVI have agreed to a mutual separation of the employment relationship, termination of the Employment Agreement, and the settlement and release of claims by each party on the terms set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Termination. Paciotti’s employment with GVI is terminated as of March 28, 2006 (the “Termination Date”) and Paciotti shall cease to be an officer, director or employee of GVI and its subsidiaries on the Termination Date.

2. Severance. Paciotti will be paid a total of one year’s base salary of $300,000 (the “Severance Amount”). The Severance Amount will be payable in 12 equal monthly installments during the one-year period commencing on the Termination Date. If and to the extent permitted by GVI’s healthcare insurance providers, GVI shall continue to provide Paciotti and his eligible dependants with direct coverage under the healthcare insurance plans and policies provided to senior executives until January 24, 2008 (the "Healthcare Termination Date"). If GVI’s healthcare provider does not permit continued coverage, GVI shall pay for continued group health insurance coverage for Paciotti and his otherwise eligible dependants, pursuant to Section 4980B of the Internal Revenue Code (“COBRA”), if eligible, until the earlier of (i) the Healthcare Termination Date or (ii) the end of the COBRA continuation period pursuant to applicable law. If Paciotti ceases to be eligible for COBRA prior to the Healthcare Termination Date, GVI shall pay Paciotti an amount equal to the monthly COBRA premiums paid on his behalf pursuant to this Agreement each month until and including the month in which the Healthcare Termination Date occurs. In consideration of the foregoing, from the Termination Date until August 31, 2006, Paciotti shall serve as a consultant to GVI on such matters as GVI may request, in particular, on matters relating to filings by GVI with the Securities and Exchange Commission.

3. Acceleration of Vesting of Stock Option. Immediately upon the execution of this Agreement by the parties hereto, Paciotti’s options to purchase an aggregate of 625,000 shares of GVI’s common stock, par value $.001 per share, under the Option Agreements, dated as of February 17, 2004 and January 6, 2005, between Paciotti and GVI shall be fully vested and exercisable in full until December 31, 2006.

4. Release.

(a) In exchange for the consideration provided for by Sections 2 and 3 hereof, Paciotti for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges GVI and any of its now or hereafter existing subsidiaries, parent companies, divisions, affiliates or related business entities, successors and assigns and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for GVI or in their individual capacities) (hereinafter referred to collectively as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Paciotti’s employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Paciotti’s employment with GVI, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of GVI in accordance with the terms of such plan and applicable law); (v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended (“ADEA”), and the applicable rules and regulations thereunder; and (vi) any claim for attorney’s fees, costs, disbursements and/or the like.

5. Covenant not to Sue. Paciotti covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

6. Cooperation. Paciotti agrees to cooperate with GVI and its counsel in any action, proceeding or litigation relating to any matter in which Paciotti was involved or of which Paciotti has knowledge as a result of or in connection with his employment by GVI.

7. Non-Disparagement.  Paciotti agrees that he will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding GVI and any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or any other representatives of GVI or any of its respective products or properties, including by way of news interviews or the expression of personal views, opinions or judgments to the media.

8. Confidentiality; Return of Corporate Property, Non-Solicitation. Following the date hereof, Paciotti shall continue to be bound by the provisions of Sections 5, 6, 7 and 8 of the Employment Agreement in accordance with the terms thereof. Paciotti shall not be entitled to the additional consideration provided in Section 8.3 of the Employment Agreement.

9. Specific Performance. In view of the irreparable harm and damage which would be incurred by GVI in the event of any violation by Paciotti of any of the provisions of Sections 4 through 8 hereof, Paciotti hereby consents and agrees that in any such event, in addition to any other rights GVI may have, and without prejudice to any other remedies which may be available at law or in equity, GVI shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Paciotti from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

10. Acknowledgment. Paciotti acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has been advised by GVI to seek the advise of an attorney; (iii) he has had an opportunity to consider fully the terms of this Agreement; (iv) he has been give 21 days in which to consider whether to enter into this Agreement; (v) he fully understands the significance of all the terms and conditions of this Agreement; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

11. Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York without reference to its choice of law rules.

12. Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

13. Entire Agreement; Amendment.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.

14. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

15. Severability.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16. Revocation. Paciotti shall have seven days from the date he signs this Agreement to revoke his release of his rights under ADEA by delivering a written revocation to GVI, which action by Paciotti shall revoke his release. If Paciotti revokes his release, all of the provisions of this Agreement shall be void and unenforceable except for Section 1 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GVI SECURITY SOLUTIONS, INC.

By: __________________________
Name:
Title:

______________________________
Nazzareno Paciotti